Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Net Income of $10.1 Million for 2005 Increases Earnings per Share 1%

CRESTVIEW HILLS, KENTUCKY, January 24, 2006 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the fourth quarter and the year ended December 31, 2005. Net income for the year increased to a record $10.1 million for 2005, which produced diluted earnings per share of $1.70 per share, a 1% increase from 2004. Earnings of $2.5 million for the fourth quarter of 2005 produced diluted earnings per share of $0.42 per share, a decrease of 7% from the same period in 2004. Highlighting the 2005 results was the growth in net interest income, which increased 4% ($278,000) and 9% ($2,630,000) from the fourth quarter and the full year of 2004 respectively. These increases helped offset the 21% ($1,135,000) and 16% ($3,559,000) increases in non-interest expense from the fourth quarter and the full year of 2004 respectively. A summary of the Company’s results follows:

Fourth Quarter ended December 31,	2005	2004	Change
Net income	$2,499,000	$2,680,000	(7)%
Net income per share, basic	$0.42	$0.45	(7)%
Net income per share, diluted	$0.42	$0.45	(7)%

Twelve Months ended December 31,	2005	2004	Change
Net income	$10,127,000	$10,058,000	1%
Net income per share, basic	$1.71	$1.69	1%
Net income per share, diluted	$1.70	$1.68	1%

Net interest income increased $ 278,000 or 4% in the fourth quarter of 2005, as compared to the same period in 2004, while the net interest margin decreased from 4.00% in the fourth quarter of 2004 to 3.77% in the fourth quarter of 2005. Strong deposit growth, up 10% or $78 million from a year earlier, contributed to both the increase in net interest income and the decrease in the net interest margin from the fourth quarter of 2004. The increase in net interest income was driven by the growth in deposits, which funded the increase in earning assets of $75 million on average from the fourth quarter of 2004, while the mix of these added earning assets contributed to the decrease in the net interest margin. Of the additional $75 million average earning assets added in the fourth quarter, $12 million consisted of higher yielding loans and $63 million consisted of lower yielding overnight investments and securities. Also contributing to the lower net interest margin was higher levels of non-performing loans in the fourth quarter of 2005, as compared to the same period in 2004.

Non-interest income increased 8% ($174,000) in the fourth quarter of 2005, as compared to the same period in 2004, while non-interest expense increased 21% ($1,135,000) from the same period last year. Contributing to the increase in non-interest income was service charge income (up $290,000, 32%). The increase in service charge income was the result of increased revenue from cash management products. Two of the largest increases in non -interest expense were salaries and employee benefits expense (up $546,000, 21%) and occupancy and equipment expense (up $111,000, 13%). These non-interest expense increases were due in part to the opening of the Bank’s cash management operations center in February of 2005. Other expenses in the fourth quarter of 2005 also included for the first time a $143,000 expense for the Bank’s investment in a low-income housing project. This before tax expense was offset with the reduction of Federal income tax expense resulting from recognition of a $133,000 low-income housing tax credit.

Total assets were $957 million at year-end 2005, which was $79 million or 9% higher than the same date a year ago. Total loans, securities and federal funds grew $12 million, $30 million and $31 million respectively, or 2%, 47% and 100% growth respectively from December 31, 2004 and were funded by an increase in deposits of $78 million or 10% and an increase in stockholders’ equity of $7 million or 9%.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Fourth Quarter Comparison				Year ended December 31, Comparison
	12/31/05	12/31/04	% Change		2005	2004	% Change
Income Statement Data

Net interest income	$8,159	$7,881	4%		$32,623	$29,993	9%
Provision for loan losses	350	500	(30)%		1,825	1,675	9%
Service charges on deposit accounts	1,184	894	32%		4,297	3,680	17%
Gains on the sale of mortgage loans	225	256	(12)%		965	1,281	(25)%
Other non-interest income	900	985	(9)%		3,823	3,310	15%
Salaries and employee benefits expense	3,147	2,601	21%		12,228	10,386	18%
Occupancy and equipment expense	971	860	13%		3,881	3,357	16%
Other non-interest expense	2,546	2,068	23%		9,052	7,859	15%
Net income	2,499	2,680	(7)%		10,127	10,058	1%

Per Share Data

Basic earnings per share	$0.42	$0.45	(7)%		$1.71	$1.69	1%
Diluted earnings per share	0.42	0.45	(7)%		1.70	1.68	1%
Cash dividends declared	0.00	0.00	00%		0.30	0.23	30%

Earnings Performance Data

Return on equity	12.43%	14.70%	(227	)bps	13.11%	14.39%	(128	)bps
Return on assets	1.06%	1.23%	(17	)bps	1.14%	1.21%	(7	)bps
Net interest margin	3.77%	4.00%	(23	)bps	4.01%	3.99%	2	bps

	12/31/05	12/31/04	% Change
Balance Sheet Data

Investments	$94,375	$64,266	47%
Total loans	731,059	719,157	2%
Allowance for loan losses	7,581	7,214	5%
Total assets	957,338	878,129	9%
Total deposits	831,110	752,800	10%
Total borrowings	38,516	46,734	(18)%
Stockholders’ equity	80,447	73,664	9%

Asset Quality Data

Allowance for loan losses to total loans	1.04%	1.00%
Non-performing loans to total loans	1.24%	.72%
Annualized charge-offs to average loans	.20%	.19%

	Five-Quarter Comparison
	12/31/05	9/30/05	6/30/05	3/31/05	12/31/04
Income Statement Data
Net interest income	$8,159	$8,316	$8,237	$7,911	$7,881
Provision for loan losses	350	650	475	350	500
Service charges on deposit accounts	1,184	1,230	1,092	791	894
Gains on the sale of mortgage loans	225	289	276	175	256
Other non-interest income	900	996	972	955	985
Salaries and employee benefits expense	3,147	3,317	3,007	2,757	2,601
Occupancy and equipment expense	971	982	987	941	860
Other non-interest expense	2,546	2,289	2,216	2,001	2,068
Net income	2,499	2,468	2,615	2,545	2,680

Per Share Data

Basic earnings per share	$0.42	$0.42	$0.44	$0.43	$0.45
Diluted earnings per share	0.42	0.42	0.44	0.43	0.45
Cash dividends declared	0.00	0.16	0.00	0.14	0.00

Earnings Performance Data

Return on equity	12.43%	12.52%	13.74%	13.83%	14.70%
Return on assets	1.06%	1.11%	1.20%	1.18%	1.23%
Net interest margin	3.77%	4.07%	4.15%	4.09%	4.00%

	12/31/05	9/30/05	6/30/05	3/31/05	12/31/04
Balance Sheet Data

Investments	$94,375	$62,569	$59,468	$60,632	$64,266
Total loans	731,059	730,859	733,579	727,525	719,157
Allowance for loan losses	7,581	7,581	7,364	7,320	7,214
Total assets	957,338	896,859	872,841	880,200	878,129
Total deposits	831,110	770,414	740,192	731,479	752,800
Total borrowings	38,516	40,976	49,675	68,637	46,734
Stockholders’ equity	80,447	78,467	77,230	74,547	73,664

Asset Quality Data

Allowance for loan losses to total loans	1.04%	1.04%	1.00%	1.01%	1.00%
Non-performing loans to total loans	1.24%	.96%	.94%	.72%	.72%
Annualized charge-offs to average loans	.20%	.20%	.19%	.14%	.19%

About BKFC

BKFC, a bank holding company with assets of approximately $957 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-seven branch locations and thirty-eight ATM’s in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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